Exhibit 10.1

AMENDMENT No. 1 To Plan Secured Promissory Note

This Amendment No. 1 to Plan Secured Promissory Note dated November 17, 2010 (hereinafter, the “Note”) is effective as of May 31, 2012 (“Effective Date”) by and between Biovest International, Inc., a Delaware corporation having an address at 324 S. Hyde Park Avenue, Suite 350, Tampa FL 33606 (hereinafter “Biovest”), and Corps Real, LLC, an Illinois limited liability company (the “Lender”), with a mailing address of 1602 W. Kimmel Street, Marion, Illinois 62929 (hereinafter “Lender”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note.

WHEREAS, Biovest and Lender entered into the Note effective November 17, 2010, which Note remains in full force and effect; and

WHEREAS, Biovest and Lender wish to enter into this Amendment to memorialize their understanding and agreement as to the temporary suspension, accrual and deferral of certain interest payment obligations of Biovest under the Note (the “Monthly Interest Payments”)

NOW, THEREFORE, in consideration of the mutual premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Effective immediately upon the execution of this Amendment and for a period of three months from the Effective Date of this Amendment (the “Suspension Period”) the provisions of section 2(i) of the Note pertaining to Biovest’s monthly payments of each Monthly Interest Payment beginning with the Monthly Interest Payment due on June 1, 2012 shall be suspended, and Biovest shall not be obligated to make payment to Lender of any Monthly Interest Payment during this Suspension Period.

2. During the Suspension Period, the obligations of Biovest to make payment of the Monthly Interest Payment as described in section 2(i) of the Note shall be suspended. For purposes of clarification, the suspension of the required Monthly Interest Payment shall not diminish or alter the total amount of accrued interest due pursuant to the terms of the Note, but the suspension shall delay the payment by the term of the Suspension Period. At the conclusion of the Suspension Period (August 31, 2012), Biovest shall resume making then-current Monthly Interest Payments to Lender, commencing with the Monthly Interest Payment due on September 1, 2012. All Monthly Interest Payment amounts calculated in accordance with Section 2(i) of the Note which were deferred during the Suspension Period shall remain accrued but unpaid and shall become due and payable to Lender on the Maturity Date of the Note .

3. Except as specifically amended by the terms of this Amendment, the Note shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the date indicated below.

BIOVEST INTERNATIONAL, INC.		CORPS REAL, LLC

By	/s/ Samuel S. Duffey	By	/s/ Ronald E. Osman

Name:	Samuel S. Duffey	Name:	Ronald E. Osman

Title:	CEO	Title:	Manager

Date:	June 6 , 2012	Date:	June 6 , 2012

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